EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL 2009 FINANCIAL RESULTS

•                  Net revenues of $120.4 million for the second quarter of fiscal 2009 a decrease of $43.4 million as compared to the second quarter of fiscal 2008.

•                  Net loss of $(42.9) million, or $(3.58) per diluted share, for the second quarter of fiscal 2009, compared to net income of $15.1 million, or $1.25 per diluted share, for the second quarter of fiscal 2008.

•                  Recorded goodwill impairment charge in second fiscal quarter of 2009 of $43.7 million.

•                  Cash provided by operating activities in the first six months of fiscal 2009 was $43.2 million. Cash balance at end of second fiscal quarter was $30.4 million and a zero revolver balance.

•                  Inventory balance at end of second fiscal quarter of 2009 was $243.3 million which is a decrease of $61.6 million compared to September 30, 2008.

KOKOMO, IN, May 7, 2009 – Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high performance alloys, today reported financial results for the second fiscal quarter and six months ended March 31, 2009.

For the second fiscal quarter, revenues were $120.4 million, a decrease of $43.4 million from net revenues of $163.8 million in the second fiscal quarter of 2008.  The Company reported a net loss of $(42.9) million in the second fiscal quarter, or $(3.58) per diluted share, which included a $43.7 million non-cash charge to reduce the carrying value of goodwill. Excluding the impact of the non-cash charge for goodwill impairment, the second fiscal quarter non-GAAP net loss was $0.02 million, or less than one cent per diluted share. (See Schedule 1 for a reconciliation of non-GAAP net income (loss) and fully diluted earnings (loss) per share). The Company had net income of $15.1 million, or $1.25 per diluted share, in the second quarter of fiscal 2008.

For the six months ended March 31, 2009, net revenues were $254.7 million, a decrease of $55.1 million from net revenues of $309.8 million in the same period of fiscal 2008. Net loss for the first six months of fiscal 2009, including the $43.7 million non-cash impairment charge for goodwill, was $(38.4) million, or $(3.20) per diluted share, as compared to net income of $28.9 million, or $2.41 per diluted share in the same period of fiscal 2008. Excluding the impact of the non-cash charge for goodwill impairment, the non-GAAP net income for the first six months of fiscal 2009 was $4.5 million, or $0.38 per diluted share. (See Schedule 1 for a reconciliation of non-GAAP net income (loss) and fully diluted earnings (loss) per share).

Backlog decreased by $46.6 million, or 23.4%, for the three months ended March 31, 2009, to $153.0 million.  Net cash provided by operating activities was $43.2 million for the first six months of fiscal 2009 compared to $12.1 million in the same period of fiscal 2008, and borrowings under the Company’s revolving credit facility were zero at March 31, 2009.  In the quarter, the Company initiated cost reduction measures with the objective of maintaining positive cash flow and net income on an annualized basis.

“Lower pricing and demand, combined with the impact of working through our high cost inventories resulted in a second fiscal quarter that was substantially below our recent historical quarterly performance. Although profit and loss results are unfavorable, cash flow improved significantly in the quarter,” said Mark Comerford, the Company’s President and Chief Executive Officer. “Indicators in our key markets are telling us that this environment will continue through fiscal 2009 and possibly longer, so we continue to carefully manage our own production schedules and operations to adjust to the expected demand.”

Quarterly Results

Net revenues decreased by $43.4 million, or 26.5%, to $120.4 million in the second quarter of fiscal 2009 from $163.8 million in the same period of fiscal 2008.  Volume decreased by 11.7% to 5.4 million pounds in the second quarter of fiscal 2009 from 6.1 million pounds in the same period of fiscal 2008.  The average selling price per pound decreased by 16.7% to $22.43 per pound in the second quarter of fiscal 2009 from $26.94 per pound in the same period of fiscal 2008.

Cost of sales decreased to $113.4 million in the second quarter of fiscal 2009, compared to $127.9 million in the same period of fiscal 2008. Cost of sales were 94.2% of net revenues in the second quarter of fiscal 2009, compared to 78.1% in the same period of fiscal 2008.  Cost of sales in the second quarter of fiscal 2009 decreased as compared to the same quarter of the prior year, due to the lower volume between periods. However, per pound manufacturing costs increased due to the recognition of higher raw material cost from inventory, a higher percentage of specialty products as a percent of the total mix and reduced absorption of fixed manufacturing cost caused by lower production volumes in the second quarter of fiscal 2009 compared to the same period in fiscal 2008. This higher per pound cost and increased competition combined with weaker demand (which lowered net revenue and average selling prices), resulted in cost of sales being a higher percentage of net revenues as compared to the same period in fiscal 2008.

Selling, general and administrative expenses decreased 17.6% to $8.3 million in the second quarter of fiscal 2009 from $10.1 million in the same period of fiscal 2008 due to reductions in workforce and other spending reductions. Selling, general and administrative expenses increased to 6.9% of net revenues in the second quarter of fiscal 2009 compared to 6.1% for the same period of fiscal 2008 due primarily to a decreased level of revenues.

Research and technical expense decreased 3.0% to $0.8 million in the second quarter of fiscal 2009 from $0.8 million in the same period of fiscal 2008.

An impairment charge to goodwill of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total shareholder’s equity value for a sustained period of time. Please see Note 8 in the Notes to Consolidated Financial Statements in this Form 10-Q for additional information.

As a result of the above factors, operating loss in the second quarter of fiscal 2009 was $(45.8) million compared to operating income of $25.0 million in the same period of fiscal 2008.

Interest expense decreased 64.1% to $0.1 million in the second quarter of fiscal 2009 from $0.3 million in the same period of fiscal 2008.  The decrease is attributable to a lower average debt balance during the second quarter of fiscal 2009 (zero debt at March 31, 2009).

Income tax expense decreased to a benefit of $3.1 million in the second quarter of fiscal 2009 from an expense of $9.6 million in the same period of fiscal 2008 primarily due to a pretax loss.  The effective tax rate for the second quarter of fiscal 2009 was 6.7% compared to 39.0% in the same period of fiscal 2008. The decrease in the effective tax rate is primarily attributable to the impairment of goodwill, a change in the reinvestment policy of a foreign entity and lower U.S. taxable income.

As a result of the above factors, net income decreased by $58.0 million to a net loss of $(42.9) million in the second quarter of fiscal 2009 from net income of $15.1 million in the same period of fiscal 2008.

Results for six months ended March 31, 2009

Net revenues decreased by $55.1 million, or 17.8%, to $254.7 million in the first six months of fiscal 2009 from $309.8 million in the same period of fiscal 2008.  Volume for all products decreased by 9.9% to 10.2 million pounds in the first six months of fiscal 2009 from 11.3 million pounds in the same period of fiscal 2008.  The average selling price per pound decreased by 8.7% to $25.05 per pound in the first six months of fiscal 2009 from $27.45 per pound in the same period of fiscal 2008.

Cost of sales decreased to $229.0 million in the first six months of fiscal 2009, compared to $239.7 million in the same period of fiscal 2008. Cost of sales were 89.9% of net revenues in the first six months of fiscal 2009, compared to 77.4% of net revenues in the same period of fiscal 2008.  Cost of sales in the first six months of fiscal 2009 decreased in dollars as compared to the same period of the prior year, due to lower volume between periods. However, per pound manufacturing costs increased due to a higher raw material cost from inventory, a higher percentage of specialty products as a percent of total mix and reduced absorption of fixed manufacturing costs caused by lower production volumes.  In the first six months of fiscal 2008, cost of sales were partially offset by a $3.7 million (1.2% of net revenue) pension curtailment gain, which was recorded due to an amendment to freeze future pension benefit accruals for non-union employees in the U.S.  The higher per pound cost and increased competition combined with weaker demand (which lowered net revenue and average selling prices), resulted in cost of sales being a higher percentage of net revenues as compared to the same period of fiscal 2008.

Selling, general and administrative expenses decreased $1.2 million to $18.9 million in the first six months of fiscal 2009 from $20.1 million for the same period of fiscal 2008 due to reductions in workforce and other spending reductions.  Selling, general and administrative expenses as a percentage of net revenues increased to 7.4% in the first six months of fiscal 2009 compared to 6.5% for the same period of fiscal 2008 due primarily to decreased revenues.

Research and technical expense decreased to $1.6 million in the first six months of fiscal 2009 from $1.7 million in the same period of fiscal 2008 due to the reduction in workforce during the second quarter of 2009.

An impairment charge to goodwill of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total shareholder’s equity value for a sustained period of time. Please see Note 8 in the Notes to Consolidated Financial Statements in this Form 10-Q for additional information.

As a result of the above factors, operating loss in the first six months of fiscal 2009 was $(38.5) million compared to operating income of $48.3 million in the same period of fiscal 2008.

Interest expense decreased to $0.5 million in the first six months of fiscal 2009 from $0.8 million for the same period of fiscal 2008.  The decrease is attributable to a lower average debt balance during the second quarter of fiscal 2009 (zero debt at March 31, 2009).

Income tax expense decreased to a benefit of $0.6 million in the first six months of fiscal 2009 from an expense of $18.6 million in the same period of fiscal 2008 due to a pretax loss. The effective tax rate for the first six months of fiscal 2009 was 1.5% compared to 39.2% in the same period of fiscal 2008. The decrease in the effective tax rate is primarily attributable to the impairment of goodwill, a change in the reinvestment policy of a foreign entity and lower U.S. taxable income.

As a result of the above factors, net income decreased by $67.3 million to a net loss of $(38.4) million in the first six months of fiscal 2009 from net income of $28.9 million in the same period of fiscal 2008.

Backlog

A reduction in economic activity and the increasingly competitive environment manifests itself, in part, as a reduction in the Company’s backlog.  Backlog dollars declined by approximately 23% from December 31, 2008 to March 31, 2009, and backlog pounds declined by approximately 24% in that same period with the average selling price remaining essentially equal. Backlog dollars declined by approximately 39% from June 30, 2008 to March 31, 2009, and backlog pounds declined by approximately 33% in that same period with a 9% reduction in average selling price per pound.

The major contributing factors to the decline in backlog for the periods noted were a reduction in pounds, decreasing activity in the Company’s end markets, increased competition, and declining raw material costs. A reduction in backlog is indicative of a reduction in revenue. Management expects that backlog, and therefore revenues, will continue to decline from last year and quarter over quarter, until it stabilizes at some point in fiscal 2010.

Comparative Cash Flow Analysis

During the first six months of fiscal 2009, the Company’s primary sources of cash were cash from operations and  borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central).  At March 31, 2009, Haynes had cash and cash equivalents of approximately $30.4 million compared to cash and cash equivalents of approximately $7.1 million at September 30, 2008.

Net cash provided by operating activities was $43.2 million in the first six months of fiscal 2009 compared to $12.1 million in the same period of fiscal 2008.  Several items contributed to this favorable difference.  Cash generated from a decrease in accounts receivable of $20.9 million was $16.6 million higher than the same period of fiscal 2008. Cash generated from reduced inventory balances of $55.9 million was $71.4 million higher than the same period of fiscal 2008, as a result of both lower levels of inventory required to support a lower sales level, lower average inventory cost per pound as high cost inventory flows through cost of sales and positive results from efforts to improve inventory management. Net loss of $(38.4) million was $67.3 million lower than prior year net income of $28.9, partially offset by the goodwill impairment charge of $43.7 million. Also offsetting the positive items were the use of cash from higher income tax payments of $19.8 million primarily caused by the tax payment of $15.0 million related to the upfront fee paid to the Company pursuant to the conversion service agreement with Titanium Metals Corporation and $17.6 million use of cash from lower accounts payable caused by lower raw material purchases in both pounds and price. Net cash used in investing activities was $6.0 million in the first half of fiscal 2009 compared to $9.2 million in the first half of fiscal 2008, primarily as a result of lower capital expenditures.  Net cash used in financing activities included a reduction in borrowings on the revolving credit facility of $11.8 million as a result of cash generated from operations, resulting in a balance on the revolver at March 31, 2009 of zero.

Outlook

“Our expectation is for continued softness throughout the calendar year, and while we feel we can remain profitable for the year (excluding the goodwill impairment charge), our fiscal third quarter will be our most challenging to date.  Our focus will continue to be on cash flow, cost reductions - both fixed and variable, and on positioning our business for the eventual upturn,” said Mark Comerford, the Company’s President and Chief Executive Officer.

For the remainder of fiscal 2009, the Company expects a slow-down in shipments and order entry as a result of the credit crisis and global recession. While management believes the Company can achieve profitability for the fiscal year (excluding the goodwill impairment charge), it is expected that results will be significantly below those seen in recent years. In particular, management expects continued declines in volume and pricing to unfavorably impact the Company’s financial results for the remainder of fiscal 2009 and into fiscal 2010. In addition, management expects third quarter results to be further negatively impacted by high-cost inventory and continued reduced absorption, which inflates cost of goods sold.

The Company continues to adjust production schedules and reduce costs (as discussed below), and manage cash flow, while still moving forward with initiatives that are important to our long-term success. The Company also reduced inventories substantially in the second quarter and intends to reduce inventory levels further. As a result of the equipment upgrades, service center value-added capabilities and its favorable liquidity position the Company believes it is well-positioned to deal with the challenges of the down turn.

The Company has experienced increasing competition since the third quarter of fiscal 2007 from competitors who produce both stainless steel and high-performance alloys.  While competition should lessen from these competitors when the stainless market improves, based on the current economic environment there is significant uncertainty as to when that may occur and the possibility exists that the stainless market may continue to deteriorate.  Although the Company continues to respond to the competition by increasing emphasis on service centers, offering value-added services, improving cost structure, and striving to improve delivery-times and reliability, continued deterioration in the economy is likely to lead to increasing levels of competition. Increased competition has required the Company to lower prices, which has contributed to the reduction in the Company’s gross profit margin.

On January 16, 2009, the Company announced that it was taking actions to reduce costs by reducing its worldwide workforce by 12%, and implementing a salary freeze for salaried employees, both of which have been achieved.  As a result of these actions, the annualized savings to cost of sales is expected to be approximately $8.4 million, with an impact in fiscal 2009 of approximately $5.3 million, net of severance expense. The annualized savings to selling, general and administrative expense is expected to be approximately $1.1 million, with an impact in fiscal 2009 of approximately $0.7 million, net of severance expense. The full benefit of these cost reduction efforts will begin to be reflected in the third fiscal quarter of 2009. As a result of the Company’s expectation of reduced activity in order entry and sales volume through the remainder of fiscal 2009, the Company is planning to further reduce employment cost and production hours. These reductions are in the planning stages, and the Company expects to begin implementation during the third fiscal quarter. The Company will continue to take targeted action in all areas to align fixed and variable costs with demand levels and necessary levels of service.

The Company continues to evaluate planned capital spending and expects to finish the year at or below the approximately $15.1 million budget originally targeted. In the first half of the fiscal year, the Company spent approximately $6.0 million on capital projects. Keeping the facilities and equipment up to date continues to be an important focus for the Company.

In addition, the Company continues to review and evaluate all discretionary spending in order to identify opportunities of both a short- and long-term nature. These efforts, in conjunction with the application of lean manufacturing techniques, are intended to result in reduced spending and improved operating efficiencies beyond those provided by the reduction in workforce.

Earnings Conference Call

The Company will host a conference call on Friday, May 8, 2009 to discuss its results for the second quarter of fiscal 2009 for the period ended March 31, 2009.  Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 8, 2009	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Friday, May 8th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, May 22, 2009. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference: 320897

A replay of the Webcast will also be available at www.haynesintl.com until June 12, 2009.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a non-cash goodwill impairment charge in the second quarter of 2009. This type of charge has not occurred frequently and the Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.  In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal year 2009 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, and capital expenditures.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2009	2008	2009

Net revenues	$163,771	$120,413	$309,848	$254,717
Cost of sales	127,851	113,416	239,723	228,970
Gross profit	35,920	6,997	70,125	25,747
Selling, general and administrative expense	10,062	8,292	20,052	18,882
Research and technical expense	839	814	1,747	1,639
Impairment of goodwill	—	43,737	—	43,737
Operating income (loss)	25,019	(45,846)	48,326	(38,511)
Interest income	(26)	(8)	(57)	(28)
Interest expense	343	123	837	479
Income (loss) before income taxes	24,702	(45,961)	47,546	(38,962)
Provision for (benefit from) income taxes	9,639	(3,072)	18,640	(597)
Net income (loss)	$15,063	$(42,889)	$28,906	$(38,365)
Net income (loss) per share:
Basic	$1.27	$(3.58)	$2.44	$(3.20)
Diluted	$1.25	$(3.58)	$2.41	$(3.20)
Weighted average shares outstanding:
Basic	11,906,076	11,984,623	11,863,729	11,984,623
Diluted	12,030,895	11,984,623	11,998,167	11,984,623

Reconciliation of non-GAAP net income:
Net income (loss) excluding non-cash charge for goodwill impairment	$15,063	$(20)	$28,906	$4,504
Charge for goodwill impairment	—	(43,737)	—	(43,737)
Goodwill tax benefit	—	868	—	868
Net income (loss) as reported	$15,063	$(42,889)	$28,906	$(38,365)

Reconciliation of non-GAAP EPS:
Earnings per share excluding non-cash charge for goodwill impairment	$1.25	$0.00	$2.41	$0.38
Charge per share for goodwill impairment	—	(3.65)	—	(3.65)
Goodwill tax benefit	—	0.07	—	0.07
Diluted income (loss) earnings per share	$1.25	$(3.58)	$2.41	$(3.20)

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30, 2008	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$7,058	$30,376
Restricted cash – current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,354 and $1,330, respectively	99,295	75,035
Inventories	304,915	243,320
Income taxes receivable	—	12,493
Deferred income taxes	9,399	8,891
Other current assets	2,573	1,887
Total current assets	423,350	372,112

Property, plant and equipment (at cost)	134,523	139,247
Accumulated depreciation	(27,221)	(31,614)
Net property, plant and equipment	107,302	107,633

Deferred income taxes – long term portion	32,310	32,594
Prepayments and deferred charges	2,741	2,779
Restricted cash – long term portion	220	110
Goodwill	43,737	—
Other intangible assets, net	7,907	7,695
Total assets	$617,567	$522,923
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,939	$22,940
Accrued expenses	12,729	10,234
Income taxes payable	7,482	—
Accrued pension and postretirement benefits	15,016	15,972
Revolving credit facilities	11,812	—
Deferred revenue – current portion	2,500	2,500
Current maturities of long-term obligations	1,515	110
Total current liabilities	92,993	51,756

Long-term obligations (less current portion)	1,582	1,482
Deferred revenue (less current portion)	42,830	41,579
Non-current income taxes payable	276	276
Accrued pension and postretirement benefits	100,343	91,796
Total liabilities	238,024	186,889
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,984,623 and 12,038,423 issued and outstanding at September 30, 2008 and March 31, 2009, respectively)	12	12
Additional paid-in capital	225,821	226,409
Accumulated earnings	155,831	117,466
Accumulated other comprehensive loss	(2,121)	(7,853)
Total stockholders’ equity	379,543	336,034
Total liabilities and stockholders’ equity	$617,567	$522,923

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2008	2009
Cash flows from operating activities:
Net income (loss)	$28,906	$(38,365)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,415	4,964
Amortization	542	528
Impairment of goodwill	—	43,737
Stock compensation expense	700	588
Excess tax benefit from option exercises	(2,077)	—
Deferred revenue - portion recognized	(1,250)	(1,251)
Deferred income taxes	(5,498)	590
Loss on disposal of property	230	29
Change in assets and liabilities:
Accounts receivable	4,336	20,863
Inventories	(15,535)	55,866
Other assets	(495)	589
Accounts payable and accrued expenses	(1,515)	(17,573)
Income taxes	7,806	(19,804)
Accrued pension and postretirement benefits	(8,454)	(7,591)
Net cash provided by (used in) operating activities	12,111	43,170

Cash flows from investing activities:
Additions to property, plant and equipment	(9,356)	(6,118)
Change in restricted cash	110	110
Net cash used in investing activities	(9,246)	(6,008)

Cash flows from financing activities:
Net decrease in revolving credit	(573)	(11,812)
Proceeds from exercise of stock options	1,308	—
Excess tax benefit from option exercises	2,077	—
Payment for debt issuance costs	—	(316)
Changes in long-term obligations	(148)	(1,335)
Net cash provided by (used in) financing activities	2,664	(13,463)

Effect of exchange rates on cash	251	(381)
Increase in cash and cash equivalents	5,780	23,318

Cash and cash equivalents, beginning of period	5,717	7,058
Cash and cash equivalents, end of period	$11,497	$30,376